FOR IMMEDIATE RELEASE

GUILFORD PHARMACEUTICALS REPORTS 2005 FIRST QUARTER RESULTS

BALTIMORE, MD, May 9, 2005 — Guilford Pharmaceuticals Inc. (NASDAQ:GLFD) today reported financial results for the quarter ended March 31, 2005. For the first quarter, Guilford reported a net loss of $54.5 million, or $1.19 per share, compared to a net loss of $18.1 million, or $0.53 per share, for the corresponding period in 2004. Net loss for the first quarter of 2005 included a one time non-cash charge to operations of $31.0 million relating to the impairment of the intangible assets for AGGRASTAT® Injection (tirofiban hydrochloride) in accordance with SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets.” Excluding the one time charge, net loss for the quarter was $23.5 million, or $0.51 per share.

Total revenue in the first quarter of 2005 was $10.7 million compared to $8.9 million in the first quarter of 2004, largely attributable to GLIADEL® Wafer (polifeprosan 20 with carmustine implant) net product revenue, which increased by approximately 33% to $7.3 million from the first quarter of 2004. Revenue for AGGRASTAT® in the first quarters of each of 2005 and 2004 was $3.2 million.

Total costs and expenses in the first quarter of 2005 were $64.6 million, including the one time non-cash impairment charge to operations of $31.0 million, compared to $23.8 million in the first quarter of 2004. Cost of sales in the first quarter of each of 2005 and 2004 was $1.0 million. Research and development expenses for the first quarter of 2005 were $16.0 million compared to $9.4 million for the same period in 2004, an increase primarily due to costs related to the initiation of the phase III clinical development program for AQUAVAN® and costs associated with the preparation and initiation of Phase III clinical trials of AGGRASTAT® for use in percutaneous coronary intervention.

Selling, general and administrative costs were $14.9 million in the first quarter of 2005 compared to $11.7 million for the same period in 2004. Costs incurred to market, sell and distribute GLIADEL® and AGGRASTAT® during the quarter increased $1.7 million to $8.6 million due to higher medical education expenses and an expanded sales force for the marketing of two products. General and administrative expenses increased $1.4 million during the quarter to $6.3 million, primarily as a result of a one-time professional services expense of $1.2 million related to the Company’s long-term strategic planning analysis.

At March 31, 2005, Guilford had $71.1 million in cash, cash equivalents, marketable securities and restricted investments, compared to $109.5 million at December 31, 2004. The decrease in cash, cash equivalents, marketable securities and restricted investments was partly due to the repayment of a term loan with Wachovia Bank and the termination of a related swap agreement at a total cost of $17.8 million. The balance reflected cash used in operating activities.

“On April 6th, we launched a new strategy for Guilford,” commented Dean J. Mitchell, President and Chief Executive Officer. “With the support of our Board and with encouragement from investors, we made some very clear and concise choices about the future of our Company. We selected the key assets on which our near term future will rest, and are now positioning Guilford to more effectively resource these assets to fully assure market success. Under this new strategy we will achieve our vision by focusing on our high potential key assets, GLIADEL® and AQUAVAN®, while eliminating expenses related to our other activities, and capturing value in the near term from other assets such as AGGRASTAT® and our research and development portfolio through an expected combination of divestitures, licensing agreements or other arrangements.”

Mr. Mitchell continued, “Our results from the first quarter underscore the necessity for change and support the strategy we have outlined. Growth in GLIADEL® revenue continues in 2005. We also recently concluded a very collaborative meeting with the Food and Drug Administration during which we outlined a focused development strategy for AQUAVAN® that we expect will enable us to complete our clinical studies and file a New Drug Application in the second half of next year. We view AQUAVAN® as a key driver behind our transformation of Guilford into a focused, market-driven pharmaceutical company capable of creating exceptional value. I look forward over the next several quarters to achieving our objectives and delivering tangible results.”

About Guilford

Guilford Pharmaceuticals Inc. is a pharmaceutical company engaged in the research, development and commercialization of proprietary pharmaceutical products that target the hospital and neurology market. Presently, Guilford markets two commercial products, GLIADEL® Wafer (polifeprosan 20 with carmustine implant), for the treatment of brain cancer, and AGGRASTAT® Injection (tirofiban hydrochloride), a glycoprotein GP IIb/IIIa receptor antagonist used for the treatment of acute coronary syndrome (ACS). Guilford’s product pipeline includes a novel sedative, AQUAVAN® Injection. For additional information about GLIADEL® and AGGRASTAT®, please see www.guilfordpharm.com under Products / Marketed Products.

Conference Call

Guilford will host a conference call to review its 2005 first quarter results. The conference call will take place at 4:00 p.m. EDT on Monday, May 9, 2005. The dial in number for participants in the U.S. is (800) 706-7749, and for international callers (617) 614-3474. The participant passcode is 27937394.

Conference Call Replay

An audio replay of the conference call will be available for 48 hours beginning at approximately 6:00 p.m. EDT on May 9, 2005 through 6:00 p.m. EDT on May 11, 2005. To access the replay, U.S. residents should dial (888) 286-8010, and international callers should dial (617) 801-6888, passcode 47441563.

Webcast

Guilford will hold a live webcast of this conference call. To access the webcast, please visit our website at www.guilfordpharm.com under the investor / conference section and follow the instructions provided. An audio archive of the call will be available on the website until May 23, 2005.

This press release contains forward-looking statements that involve risks and uncertainties, including those described in the section entitled “Risk Factors” contained in the Company’s Annual Report on Form 10-K filed with the SEC on March 7, 2005 and Current Report on Form 8-K filed with the SEC on April 6, 2005, that could cause the Company’s actual results and experience to differ materially from anticipated results and expectations expressed in these forward-looking statements. Among other things, there can be no assurance that the Company will be able to maintain or increase sales of GLIADEL® or that the Company will be successful in its attempt to minimize the ongoing expenses related to AGGRASTAT®, or to implement an exit strategy for AGGRASTAT®, or that the Company will be able to successfully develop and commercialize any of its product candidates, including AQUAVAN®.

(Tables Follow)

GUILFORD PHARMACEUTICALS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
($ in thousands, except per share data)

	Quarter Ended March 31,
	2005	2004
Revenue:
Net product revenue	$10,503	$8,727
Revenue from license fees, milestones and other	233	201

Total revenue	10,736	8,928

Costs and Expenses:
Cost of sales	985	991
Research and development	16,025	9,373
Selling, general and administrative	14,861	11,747
Intangible amortization	1,713	1,722
Impairment of long-lived assets	31,025	—

Total costs and expenses	64,609	23,833

Operating Loss	(53,873)	(14,905)
Other Income/(Expenses):
Investment and other income	120	478
Revenue interest expense	(2,096)	(2,335)
Interest expense	(1,233)	(1,306)

Loss before Minority Interest	(57,082)	(18,068)
Minority Interest	2,538	—

Net Loss	$(54,544)	$(18,068)

Basic and Diluted Loss per Common Share	$(1.19)	$(0.53)

Weighted-average shares used to calculate basic and diluted loss per share	45,930	33,921

GUILFORD PHARMACEUTICALS INC.
CONSOLIDATED BALANCE SHEETS
($ in thousands, except share data)

	March 31,	December 31,
	2005	2004
ASSETS	(unaudited)
Cash and cash equivalents	$40,068	$61,889
Marketable securities	28,416	27,705
Investments — held by Symphony Neuro Development Company	26,934	32,062
Accounts receivable, net	4,752	4,666
Inventories	2,775	2,373
Prepaid expenses and other current assets	4,123	4,744

Total current assets	107,068	133,439
Investments — restricted	2,587	19,899
Property and equipment, net	1,643	1,758
Intangibles, net	43,204	75,943
Other assets	5,642	6,096

Total assets	$160,144	$237,135

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$10,042	$15,333
Current portion of long-term debt	1,917	2,916
Accrued payroll related costs	3,721	2,932
Accrued contracted services	6,227	3,929
Accrued expenses and other current liabilities	4,980	6,355

Total current liabilities	26,887	31,465
Long-term debt, excluding current portion	70,856	87,393
Revenue interest obligation	45,406	44,932
Other liabilities	8,171	8,320

Total liabilities	151,320	172,110

Minority interest	24,873	28,132
Commitments and contingencies	—	—
STOCKHOLDERS’ EQUITY (DEFICIT):
Preferred stock, par value $0.01 per share; authorized 4,700,000 shares, none issued	—	—
Series A junior participating preferred stock, par value $0.01 per share; authorized 300,000 shares, none issued	—	—
Common stock, par value $0.01 per share; authorized 125,000,000 shares, 46,638,788 and 46,638,788 issued	466	466
Additional paid-in capital	435,841	435,130
Accumulated deficit	(445,960)	(391,416)
Accumulated other comprehensive loss	(1,580)	(2,130)
Unearned compensation	(3,870)	(3,653)
Treasury stock, at cost; 191,081 and 304,336 shares	(946)	(1,504)

Total stockholders’ equity (deficit)	(16,049)	36,893

Total liabilities and stockholders’ equity (deficit)	$160,144	$237,135